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                                                                    (EXHIBIT 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

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
                                                                                                             SIX MONTHS ENDED
                                                           FOR THE YEARS ENDED DECEMBER 31,                      JUNE 30,
                                      ------------------------------------------------------------------   -----------------------
               TITLE                      1995          1996         1997          1998          1999        1999         2000
---------------------------------     -----------   -----------   ----------   -----------   -----------   ---------   ----------
A) Earnings before income taxes,
     minority interest,
     extraordinary items
     and accounting changes           $   2,742.0   $     939.0   $    143.0   $     429.0   $     448.0   $    58.0   $    915.0

B) Minority interest expense,
     net of taxes                          (166.0)       (180.0)      (140.0)        (87.0)       (163.0)      (74.0)      (123.0)

C) Fixed charges
     excluding
     capitalized interest                   740.3         802.1        826.6         866.7         820.9       415.8        430.1

D) Amortization of
     previously
     capitalized interest                    29.6          34.2         37.0          38.8          17.0         8.4         10.1

E) Equity in
     undistributed
     earnings of affiliates                 (94.5)          6.2        (40.4)         23.7         (41.6)      (10.2)        (5.1)
                                      -----------   -----------   ----------   -----------   -----------   ---------   ----------

F) EARNINGS BEFORE INCOME
     TAXES, EXTRAORDINARY ITEMS,
     ACCOUNTING CHANGES AND
     FIXED CHARGES                    $   3,251.4   $   1,601.5   $    826.2   $   1,271.2   $   1,081.3   $   398.0   $  1,227.1
                                      ===========   ===========   ==========   ===========   ===========   =========   ==========
FIXED CHARGES

G) Interest and amortization of
     debt expense                     $     664.9   $     699.5   $    720.0   $     716.9   $     611.5   $   314.2   $    326.4

H) Interest factor attributable to
     rentals                                 64.8          79.0         83.0          80.7          76.3        35.8         34.0

I) Preferred dividends of
     subsidiary                              10.6          23.6         23.6          69.1         133.1        65.8         69.7

J) Capitalized interest                      66.9          71.2         71.6          53.4          29.3        15.9         12.6
                                      -----------   -----------   ----------   -----------   -----------   ---------   ----------
K) TOTAL FIXED CHARGES                $     807.2   $     873.3   $    898.2   $     920.1   $     850.2   $   431.7   $    442.7
                                      ===========   ===========   ==========   ===========   ===========   =========   ==========
L) RATIO OF EARNINGS TO FIXED
     CHARGES                                 4.03          1.83                       1.38          1.27                     2.77
                                      ===========   ===========                ===========   ===========               ==========
M) DEFICIENCY IN EARNINGS
     NECESSARY TO COVER
     FIXED CHARGES                                                $   (72.0)                               $  (33.7)
                                                                  ==========                               =========

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